Exhibit 1.1

STOCKHOLDERS AGREEMENT

This Stockholders Agreement, dated as of January 29, 2014, together with the schedules attached hereto (this “Agreement”), is made by and among Viggle Inc., a Delaware corporation (the “Company”) and the Persons listed on Schedule I attached hereto (each, a “Stockholder” and collectively the “Stockholders”) and Nancy Y. Lee, solely in her capacity as the Stockholders’ Agent on behalf of the Eligible Stockholders pursuant to the Merger Agreement (as defined below).

WHEREAS the Company and Dijit Media, Inc., a Delaware corporation (“Dijit”), entered into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which Viggle Merger Sub II, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), merged with and into Dijit, with Dijit continuing as the surviving entity (the “Merger”);

WHEREAS, in connection with the execution of the Merger Agreement and the consummation of the transactions contemplated thereby, the Company and Stockholders agreed to execute and deliver this Agreement as of the date hereof.

NOW, THEREFORE, in consideration of the foregoing and the agreements contained in this Agreement and the Merger Agreement, and intending to be legally bound by this Agreement, the Company and the Stockholders agree as follows:

1. Definitions.  Capitalized terms used and not otherwise defined in this Agreement shall have the meanings given such terms in the Merger Agreement.  As used in this Agreement, the following terms shall have the respective meanings set forth in this Section 1:

“Capital Stock” means (a) shares of Common Stock and Preferred Stock (whether now outstanding or hereafter issued in any context), (b) shares of Common Stock issued or issuable upon conversion of Preferred Stock and (c) shares of Common Stock issued or issuable upon exercise or conversion, as applicable, of stock options, warrants or other convertible securities of the Company, in each case now owned or subsequently acquired by any Stockholder, or their respective successors or permitted transferees or assigns. For purposes of the number of shares of Capital Stock held by a Stockholder (or any other calculation based thereon), all shares of Preferred Stock shall be deemed to have been converted into Common Stock at the then-applicable conversion ratio.

“Certificate of Incorporation” means the Certificate of Incorporation of the Company, as amended.

“Common Stock” means shares of common stock, par value $0.001 per share, of the Company.

“Dijit Holder”  means Alsop Louie Capital 2, L.P.

“Dijit Party” means a Participant or the Dijit Holder.

“Participant” means a Participant (as such term is defined in the Company’s Restricted Stock Unit Grant Agreements or the Company’s Stock Option Grant Agreement issued in connection with the Merger) following his, her or its execution and delivery of the Adoption Agreement attached to this Agreement as Exhibit A.

“Preferred Stock” means any shares of preferred, par value $0.001, per share of the Company that may be issued by the Company pursuant to the Certificate of Incorporation.

2. Voting.  For as long as any of the Stockholders and Participants own beneficially and of record any shares of Capital Stock, each of the Stockholders and Participants, with respect to his, her or its respective Voting Securities, [and the Stockholders’ Agent], with respect to all of the Voting Securities comprising the Escrow Amount, hereby constitute and appoint as his, her or its proxy and hereby grants a power of attorney to Robert F.X. Sillerman (“Sillerman”) with full power of substitution, with respect to any proposal submitted for Company stockholder approval (at any annual or special meeting called, or in connection with any other action (including the execution of written consents)), and, hereby authorizes Sillerman to represent and vote all of such Voting Securities in his sole discretion.  Each of the proxy and power of attorney granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the Company, the Stockholders, Participants and the Stockholders’ Agent in connection with the transactions contemplated by this Agreement and the Merger Agreement and, as such, each is coupled with an interest and shall be irrevocable unless and until this Agreement terminates or expires pursuant to Section 5.  Each Stockholder and Participant hereby revokes any and all previous proxies or powers of attorney with respect to such Stockholder’s and Participant’s Voting Securities and shall not hereafter, unless and until this Agreement terminates or expires pursuant to Section 5 below, purport to grant any other proxy or power of attorney with respect to any of such Stockholder’s or Participant’s Voting Securities, deposit any shares of Capital Stock into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Voting Securities, in each case, with respect to any of the matters set forth herein.  The provisions of this Section 2 shall terminate on the first to occur of: (a) a Recapitalization, (b) the termination of this Agreement pursuant to Section 5 below, or (c) December 31, 2015.  The Stockholders and Participants acknowledge and agree that Sillerman has an obligation to file various reports with the Securities and Exchange Commission , including without limitation, a Schedule 13D.  By virtue of the Nominating Agreement and this Stockholders Agreement, Sillerman will need to include certain information about the holdings of the Stockholders and Participants in such reports.  Accordingly, each Stockholder and Participant agrees that it shall cooperate with Mr. Sillerman by timely providing information about their holdings and other relevant information to Sillerman on a timely basis in order to allow for appropriate filings.

3. Legend.

3.1 Share Certificate Legend.  For as long as the Dijit Holder owns beneficially and of record at least fifty percent (50%) of the shares of Parent Common Stock they actually received in connection with the Merger (as adjusted for stock splits, dividends, combinations, recapitalizations and the like), (i) each certificate, instrument, or book entry representing any Voting Securities issued after the date hereof shall be notated by the Company with a legend reading substantially as follows:

“THE SHARES REPRESENTED HEREBY ARE SUBJECT TO A STOCKHOLDERS AGREEMENT, AS MAY BE AMENDED FROM TIME TO TIME, (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE COMPANY), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THAT VOTING AGREEMENT, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER AND OWNERSHIP SET FORTH THEREIN.”;

and (ii) the Company shall supply, free of charge, a copy of this Agreement to any holder of such Voting Securities upon written request from such holder to the Company at its principal office.  If the Dijit Holder no longer owns beneficially and of record at least fifty percent (50%) of the shares of Parent Common Stock they actually received in connection with the Merger (as adjusted for stock splits, dividends, combinations, recapitalizations and the like), upon written request to the Company, the Company shall remove the legend required by this Subsection 3.1 from any certificate, instrument or book entry evidencing any Voting Securities. The parties to this Agreement do hereby agree that the failure to cause the certificates, instruments, or book entry evidencing the Shares to be notated with the legend required by this Subsection 3.1 herein and/or the failure of the Company to supply, free of charge, a copy of this Agreement as provided hereunder shall not affect the validity or enforcement of this Agreement.

3.2 Stock Splits, Stock Dividends, etc.  For as long as the Dijit Holder owns beneficially and of record at least fifty percent (50%) of the shares of Parent Common Stock they actually received in connection with the Merger (as adjusted for stock splits, dividends, combinations, recapitalizations and the like), in the event of any issuance of Capital Stock hereafter to any of the Stockholders (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), such Capital Stock shall become Voting Securities subject to this Agreement and shall be notated with the legend set forth in Subsection 3.1.

4. DGCL 218(c).  The Stockholders and the Company intend Section 2 and Section 3 above to constitute an enforceable voting agreement under Section 218(c) of the Delaware General Corporation Law.

5. Termination.  Other than the termination provisions applicable to particular Sections of this Agreement that are specifically provided elsewhere in this Agreement, this Agreement shall terminate (except for Section 6) (a) upon the mutual written agreement of the Company and the Stockholders or (b) at such time as the Dijit Holders or their Affiliates no longer beneficially own any shares of Capital Stock.

6. Miscellaneous.

6.1 Governing Law.  This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

6.2 Venue.  Any Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court located in the Borough of Manhattan in the State of New York.  Each party to this Agreement: (i) expressly and irrevocably consents and submits to the exclusive jurisdiction of each state and federal court located in the Borough of Manhattan in the State of New York (and each appellate court located in the State of New York) in connection with any such Legal Proceeding; (ii) agrees that each state and federal court located in the Borough of Manhattan in the State of New York shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such Legal Proceeding commenced in any state or federal court located in the Borough of Manhattan in the State of New York, any claim that such party is not subject personally to the jurisdiction of such court, that such Legal Proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

6.3 WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6.4 Specific Performance.  The parties to this Agreement agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or were otherwise breached.  It is accordingly agreed that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement, for the benefit of any other party to this Agreement: (a) such other party shall be entitled (in addition to any other remedy that may be available to it at law or in equity) to: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach; and (b) such other party shall not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Legal Proceeding.

6.5 Successors and Assigns.  Except as otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be enforceable by, the successors and assigns of the parties hereto.

6.6 No Third-Party Beneficiaries.  Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties any rights, remedies, obligations or liabilities under or by reason of this Agreement, and no Person that is not a party to this Agreement (including any partner, member, stockholder, director, officer, employee or other beneficial owner of any party, in its own capacity as such or in bringing a derivative action on behalf of a party) shall have any standing as third-party beneficiary with respect to this Agreement or the transactions contemplated by this Agreement.

6.7 Entire Agreement.  This Agreement constitutes constitute the entire understanding of the parties hereto relating to the subject matter hereof and supersedes all prior agreements and understandings among or between any of the parties relating to the subject matter hereof.

6.8 Notices.  Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent via facsimile with confirmation of receipt, when transmitted and receipt is confirmed; (c) if sent by electronic mail, telegram, cablegram or other electronic transmission, with confirmation of delivery, upon confirmation of delivery; (d) if sent by registered, certified or first class mail, the third Business Day after being sent; and (e) if sent by overnight delivery via a national courier service, one Business Day after being sent, in each case to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

If to the Company, to:

Viggle Inc.
902 Broadway, 11th Floor
New York, NY 10010
Attention:	Robert F.X. Sillerman,
Chief Executive Officer
Facsimile:	(646) 349-5988

with a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP
MetLife Building
200 Park Avenue
New York, NY 10166
Attention:	Dennis Block, Esq.
Margaret Butler, Esq.
Facsimile:	(212) 805-5555
(212) 805-9284

If to any Stockholder, to the address specified in Schedule I.

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 6.8.

6.9 Delays or Omissions.  No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement shall impair any such right, power, or remedy of such party, nor shall it be construed to be a waiver of or acquiescence to any breach or default, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default.  All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

6.10 Amendments and Waivers.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only if such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, the Dijit Holder, and the Stockholders owning a majority of the aggregate shares of Voting Securities owned beneficially and of record by all Stockholders, or, in the case of a waiver, by the party against whom the waiver is to be effective; provided the consent of the Stockholders (other than the Dijit Holder) shall not be required for any amendment or waiver if such amendment or waiver either (A) is not directly applicable to the rights of the Stockholders hereunder; or (B) does not adversely affect the rights of the Stockholders in a manner that is different than the effect on the rights of the other parties hereto;.  Any amendment or waiver effected in accordance with this paragraph shall be binding upon each party hereto.

6.11 Counterparts.  This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.  The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

6.12 Severability.  In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent by any court of competent jurisdiction, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

6.13 Titles and Subtitles; Interpretation.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.  When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to in this Agreement means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes.  Each party hereto acknowledges that it and its attorney has reviewed this Agreement and agrees that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

6.14 Additional Parties. Notwithstanding anything to the contrary contained herein, if additional holders of Capital Stock become Stockholders under this Agreement pursuant to Subsection 5.2(ii), such holders may become a party by executing and delivering (i) the Adoption Agreement attached to this Agreement as Exhibit A, or (ii) a counterpart signature page hereto agreeing to be bound by and subject to the terms of this Agreement as a Stockholder hereunder.  In either event, each such person shall thereafter shall be deemed a Stockholder for all purposes under this Agreement.  The Stockholders shall cause their permitted transferees pursuant to Section 1(b) of the Lock-up Agreement to become Stockholders under this Agreement as a condition of any such transfer.

6.15 Spousal Consent.  If any Stockholder who is a natural person and a resident of Arizona, California, Idaho, Louisiana, Nevada, New Mexico, Texas, Washington, Wisconsin or the Commonwealth of Puerto Rico (each, a “Community Property State”) is married on the date of this Agreement, such Stockholder’s spouse shall execute and deliver to the Company a consent of spouse in the form of Exhibit B hereto (“Consent of Spouse”), effective on the date hereof.  Notwithstanding the execution and delivery thereof, such consent shall not be deemed to confer or convey to the spouse any rights in such Stockholder’s Shares that do not otherwise exist by operation of law or the agreement of the parties.  If any individual Stockholder who is a resident of a Community Property State should marry or remarry subsequent to the date of this Agreement, such Stockholder shall within thirty (30) days thereafter obtain his/her new spouse’s acknowledgement of and consent to the existence and binding effect of all restrictions contained in this Agreement by causing such spouse to execute and deliver a Consent of Spouse acknowledging the restrictions and obligations contained in this Agreement and agreeing and consenting to the same.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

VIGGLE INC.

By:	/s/ Greg Consiglio
Name: Greg Consiglio
Title: President and COO

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

STOCKHOLDER:

ROBERT F.X. SILLERMAN

/s/ Robert F.X. Sillerman

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

STOCKHOLDERS' AGENT:

NANCY Y. LEE

/s/ Nancy Y. Lee

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

STOCKHOLDER (if not a natural person)

Alsop Louie Capital 2, L.P.
Print Name

By:	/s/ Stewart Alsop
Name: Stewart Alsop
Title: Partner

JWS Capital Corp.
Print Name

By:	/s/ Jason Sanders
Name: Jason Sanders
Title: President

STOCKHOLDER (if a natural person)

Alan M. Braverman
Print Name

/s/ Alan M. Braverman
Signature

David Goldenberg
Print Name

/s/ David Goldenberg
Signature

Guy Blume
Print Name

/s/ Guy Blume
Signature

EXHIBIT A

ADOPTION AGREEMENT

This Adoption Agreement (“Adoption Agreement”) is executed on ___________________, 20__, by the undersigned (the “Holder”) pursuant to the terms of that certain Stockholders Agreement dated as of _____________ (the “Agreement”), by and among the Company and certain of its Stockholders, as such Agreement may be amended or amended and restated hereafter.  Capitalized terms used but not defined in this Adoption Agreement shall have the respective meanings ascribed to such terms in the Agreement.  By the execution of this Adoption Agreement, the Holder agrees as follows.

1.           Acknowledgement.  Holder acknowledges that Holder holds Voting Securities and Holder shall be considered a Stockholder for all purposes of the Agreement.

2           Agreement.  Holder hereby (a) agrees that the Capital Stock, and any other shares of capital stock or securities required by the Agreement to be bound thereby, shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if Holder were originally a party thereto.

3           Notice.  Any notice required or permitted by the Agreement shall be given to Holder at the address or facsimile number listed below Holder’s signature hereto.

HOLDER:	ACCEPTED AND AGREED:

VIGGLE INC.

By:	By:
Name and Title of Signatory
Title:
Address:

Facsimile Number:

EXHIBIT B

CONSENT OF SPOUSE

I, ____________________, spouse of ______________, acknowledge that I have read the Stockholders Agreement, dated as of _____________, to which this Consent is attached as Exhibit B (the “Agreement”), and that I know the contents of the Agreement.  I am aware that the Agreement contains provisions regarding the voting of shares of capital stock of the Company that my spouse may own, including any interest I might have therein.

I hereby agree that my interest, if any, in any shares of capital stock of the Company subject to the Agreement shall be irrevocably bound by the Agreement and further understand and agree that any community property interest I may have in such shares of Capital Stock shall be similarly bound by the Agreement.

I am aware that the legal, financial and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this Consent.  I have either sought such guidance or counsel or determined after reviewing the Agreement carefully that I will waive such right.

Dated:	Signature